Exhibit 99.1

GameStop Reports First Quarter 2014 Results

Diluted EPS increases 28% over prior year quarter

Strong demand for next-gen consoles leads to hardware growth of 81%

Strong Pre-owned and Technology Brands margins lead to record first quarter gross margins

GRAPEVINE, Texas--(BUSINESS WIRE)--May 22, 2014--GameStop Corp. (NYSE: GME), a family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales and earnings for the first quarter ended May 3, 2014.

First Quarter Results

Total global sales for the first quarter of 2014 were $2.0 billion, a 7.0% increase compared to $1.87 billion in the prior year quarter. Consolidated comparable store sales increased 5.8%. Continued strong worldwide consumer demand for Microsoft’s Xbox One and Sony’s PlayStation 4 was the primary driver of the strong sales performance as the new hardware category grew 81.1% compared to the prior year quarter. From launch through April, total market sales in the U.S. of PlayStation 4 and Xbox One hardware have more than doubled the combined sales of PlayStation 3 and Xbox 360 hardware through their first six months of sales.

During the quarter, new software sales declined 20.4%, due to fewer AAA titles being launched this year compared to the first quarter of 2013. In spite of the decline in new software, pre-owned/value software improved 5.3% year-over-year as ongoing trade-ins toward new consoles improved inventory levels and subsequent sales growth. The mobile & consumer electronics category, which now includes Technology Brands results, rose over 100%, primarily driven by the contributions of Spring Mobile and Simply Mac.

Non-GAAP digital receipts increased 9.5%, led by strong sales of Xbox One and PlayStation 4 digital currency as well as substantial international PC digital sales.

GameStop’s net earnings for the first quarter were $68.0 million, a 24.5% increase compared to net earnings of $54.6 million in the prior year quarter. Diluted earnings per share were $0.59, a 28.3% increase compared to diluted earnings per share of $0.46 in the prior year quarter.

“I am pleased to report solid financial and operational results in the first quarter. The next-gen console business is meeting our targets, our digital properties continue to grow and our new tech brands segment is positively contributing to our profitability,” said Paul Raines, chief executive officer. “As we discussed at our investor day, GameStop is well positioned to use its strengths to achieve growth from its diversified business segments: gaming, mobile, wireless and consumer electronics.”

Capital Allocation Update

During the first quarter of 2014, the company repurchased 1.33 million shares at an average price of $39.28, or $52.2 million of stock. There is now $405 million remaining on the existing repurchase authorization.

GameStop’s board of directors also declared a quarterly cash dividend of $0.33 per common share payable on June 17, 2014, to shareholders of record as of the close of business on June 4, 2014.

Earnings Guidance

For the second quarter of fiscal 2014, GameStop expects comparable store sales to range from +12.0% to +19.0%. Diluted earnings per share are expected to range from $0.12 to $0.20, representing a +33% to +122% increase over the prior year quarter.

For fiscal year 2014, the company is maintaining its previously announced full year diluted earnings per share guidance range of $3.40 to $3.70. Full year comparable store sales are expected to range from +6.0% to +12.0%.

Note: Current guidance only includes the effect of the shares repurchased thus far in fiscal 2014.

Conference Call Information

A conference call with GameStop Corp.’s management is scheduled for May 22, 2014 at 4:00 p.m. CDT to discuss the company’s financial results. The phone number for the call is 1-888-244-2430 and the pass code is 8959711. This call can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 6,600 stores across 15 countries. The company’s consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world’s leading print and digital video game publication; and www.buymytronics.com, an online consumer electronics trade-in platform. In addition, our Technology Brands segment includes our Simply Mac, Spring Mobile and Cricket stores. Simply Mac, www.simplymac.com, operates 23 stores, selling the full line of Apple products, including laptops, tablets, smartphones and offering Apple certified warranty and repair services. Spring Mobile, http://springmobile.com, sells post-paid AT&T services and wireless products through its 210 AT&T branded stores. Cricket Wireless, www.cricketwireless.com, is a new AT&T brand offering pre-paid wireless services, devices and related accessories. We operate 37 Cricket stores in select markets throughout the United States.

General information about GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Non-GAAP Measures

As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop uses certain non-GAAP measures, such as digital receipts, to provide a clearer perspective of the current operating performance of the company. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the second quarter and fiscal 2014, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of video game titles for current generation consoles; the risks associated with international operations, wireless industry operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Feb. 1, 2014 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks	13 weeks
	ended	ended
	May 3, 2014	May 4, 2013

Net sales	$1,996.3	$1,865.3
Cost of sales	1,369.9	1,287.0

Gross profit	626.4	578.3

Selling, general and administrative
expenses	481.0	449.2
Depreciation and amortization	39.5	41.9

Operating earnings	105.9	87.2

Interest expense, net	0.6	0.9

Earnings before income tax expense	105.3	86.3

Income tax expense	37.3	31.7

Net income	$68.0	$54.6

Net income per common share:
Basic	$0.59	$0.46
Diluted	$0.59	$0.46

Dividends per common share	$0.33	$0.275

Weighted average common shares
outstanding:
Basic	115.1	118.4
Diluted	115.9	119.4

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	68.6%	69.0%

Gross profit	31.4%	31.0%

Selling, general and administrative
expenses	24.1%	24.1%
Depreciation and amortization	2.0%	2.2%

Operating earnings	5.3%	4.7%

Interest expense, net	0.0%	0.1%

Earnings before income tax expense	5.3%	4.6%

Income tax expense	1.9%	1.7%

Net income	3.4%	2.9%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	May 3,	May 4,
	2014	2013
ASSETS:
Current assets:
Cash and cash equivalents	$208.9	$153.7
Receivables, net	86.0	57.2
Merchandise inventories, net	1,200.1	1,112.3
Prepaid expenses and other current assets	90.2	91.9
Deferred income taxes	57.2	55.3
Total current assets	1,642.4	1,470.4

Property and equipment:
Land	21.0	22.2
Buildings & leasehold improvements	620.8	600.8
Fixtures and equipment	852.3	932.9
Total property and equipment	1,494.1	1,555.9

Less accumulated depreciation and amortization	1,029.8	1,055.2
Net property and equipment	464.3	500.7

Goodwill	1,422.7	1,378.2
Other noncurrent assets	278.1	203.8
Total assets	$3,807.5	$3,553.1

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$612.3	$467.6
Accrued liabilities	734.5	676.1
Current portion of debt	77.7	0.0
Total current liabilities	1,424.5	1,143.7

Other long-term liabilities	115.8	113.1
Total liabilities	1,540.3	1,256.8

Stockholders' equity	2,267.2	2,296.3
Total liabilities and stockholders' equity	$3,807.5	$3,553.1

GameStop Corp.

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	May 3, 2014		May 4, 2013
	Net	Percent	Net	Percent
	Sales	of Total	Sales	of Total
Net Sales (in millions):

New video game hardware	$438.0	21.9%	$241.8	13.0%
New video game software	559.9	28.0%	703.2	37.7%
Pre-owned and value video game products	602.9	30.2%	572.6	30.7%
Video game accessories	145.1	7.3%	126.4	6.8%
Digital	56.1	2.8%	56.2	3.0%
Mobile and consumer electronics	102.2	5.1%	51.0	2.7%
Other	92.1	4.7%	114.1	6.1%

Total	$1,996.3	100.0%	$1,865.3	100.0%

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	May 3, 2014		May 4, 2013
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$44.7	10.2%	$20.3	8.4%
New video game software	127.2	22.7%	148.2	21.1%
Pre-owned and value video game products	298.4	49.5%	270.7	47.3%
Video game accessories	55.0	37.9%	49.8	39.4%
Digital	35.8	63.8%	37.3	66.4%
Mobile and consumer electronics	37.0	36.2%	12.6	24.7%
Other	28.3	30.7%	39.4	34.5%

Total	$626.4	31.4%	$578.3	31.0%

CONTACT:
Matt Hodges
Vice President,
Public and Investor Relations
GameStop Corp.
(817) 424-2130